EXHIBIT 99.1

Gulf Resources, Inc.	CCG Investor Relations Inc.
Helen Xu	Linda Salo, Account Manager
Email: beishengrong@vip.163.com	Phone: +1-646-922-0894
Web: http://www.gulfresourcesinc.cn	Email: linda.salo@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com

DRAFT

Gulf Resources Receives Relocation Compensation for Factory No. 4

SHANDONG, China, August 25, 2011 /PRNewswire-Asia-FirstCall/ -- Gulf Resources, Inc. (Nasdaq:GURE - News) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company's subsidiary Shouguang City Haoyuan Chemical Ltd. Co. has signed a compensation agreement with the local government of Yangkou Town, Shougang City, PRC for costs related to the relocation of the Company’s Factory No. 4 on August 22, 2011.

In mid-May 2011, the government requested to recall the leased land, where the Company’s original Factory No. 4 was located, for civil redevelopment and agreed to lease another parcel of land to the Company nearby to the existing Factory No. 4.  The operations of the original Factory No. 4 stopped in early July 2011 as the original facilities were demolished and useful plants and machineries were relocated to the new factory.

The local government of Yangkou Town, Shouguang City has agreed to compensate the company RMB 8,599,835 (approximately USD 1.3 million) for its Factory No. 4 relocation expenses and maintenance cost. The Company expects that the new Factory No. 4 will be in operations before the end of 2011.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit http:// www.gulfresourcesinc.cn/.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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